Financial Institutions Series Trust
Series 1
File Number: 811-3189
CIK Number: 353281
Summit Cash Reserves Fund
For the Period Ending: 05/31/2006

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the year ended May 31,2006.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date
10/03/2005	$1,000	Federal Home Loan Mortgage	4.705%	10/11/2007
01/09/2006	750	Federal National Mortgage	4.875	01/11/2008
01/11/2006	250	Federal National Mortgage	4.875	01/11/2008
01/20/2006	250	Federal National Mortgage	4.875	01/11/2008
01/25/2006	250	Federal National Mortgage	4.960	02/08/2008